Exhibit 99.1

Erickson Reports First Quarter 2014 Results

— First Quarter Revenues Double over Prior Year to $74.2 million on Acquisition-Related Growth —

— First Quarter Adjusted EBITDA of $5.8 million Reflects Temporary Softness in Aircrane Operations —

— Visibility on Growth Improves, Full-Year Guidance Reiterated —

PORTLAND, Ore.—(BUSINESS WIRE)—May 8, 2014— Erickson Incorporated (NASDAQ:EAC) (“Erickson,” the “Company,” “we,” “us” and “our”), a leading global provider of aviation services to a worldwide mix of commercial and government customers and the vertically integrated manufacturer and operator of the powerful, heavy-lift helicopter, the Erickson S-64 Aircrane, today announced first quarter 2014 financial results and reiterated its full-year guidance for fiscal 2014.

Udo Rieder, Chief Executive Officer of Erickson, commented, “We continued to execute well for our customers during the first quarter and are well positioned for sustained growth during the remainder of the year. Our first quarter revenues doubled versus last year, driven by our successful strategic acquisitions but offset by a challenging year-over-year comparison for revenue and profitability from our Aircrane operations. We expect this to be temporary. Our backlog was strengthened through the addition of new commercial and defense contracts and gives us increasing confidence in our full year expectations.”

Mr. Rieder continued, “The customer response, across a range of end markets, to our diversified and expanded fleet and set of mission capabilities is extremely encouraging. In particular, we have made rapid progress in the South American oil and gas market and we expect this to be a significant source of long-term growth. Additionally, we are pleased to see increasing demand in a variety of end use markets as well as significant interest in our MRO capabilities.”

First Quarter and Recent Highlights

•	First quarter revenue increased 101% to $74.2 million versus the prior year period, driven by contributions from acquisitions, partially offset by lower revenue contribution from the Company’s fleet of Aircranes, in infrastructure construction, firefighting and timber harvesting due to both weather and the timing of new contract starts. On a pro forma basis, revenues declined 9.2% as compared to $81.7 million in the prior year’s first quarter; this reflects the above factors as well as the reduction in operational tempo in Afghanistan.

•	First quarter EBITDA grew 9.2% to $5.2 million, reflecting a decrease in the spending for acquisition, integration and other costs associated with the acquisitions, partially offset by increases in fixed costs associated with later than expected new contract starts and weather delays. These factors are also reflected in adjusted EBITDA, which excludes the effect of integration and acquisition related and other expenses, which declined by 17.2% to $5.8 million as compared to $7.0 million in the first quarter of last year. Pro forma adjusted EBITDA in the prior year quarter was $17.2 million and declined due to the same factors.

•	Erickson secured new multi-year contracts with Hunt Oil and Pluspetrol during the first quarter. These and other new contracts, contract renewals and committed work under multi-year contracts are reflected in the Company’s reported March 31, 2014 backlog of $494.0 million. The Company is pleased with this backlog and the visibility it provides for the remainder the year.

First Quarter Results

Revenue for the quarter ended March 31, 2014, the Company’s seasonally lightest reporting period, increased 101% compared with the prior year period, to $74.2 million, driven by strategic acquisitions and partially offset by lower revenues for infrastructure construction and firefighting. Pro forma revenues declined 9.2% versus prior year, reflecting an expected reduction of defense-related revenues with the decline in overseas operational tempo.

Government segment revenues increased 218% to $55.9 million during the first quarter of 2014 as compared to revenues of $17.6 million in the prior year period, driven primarily by contributions from acquisitions, offset by lower firefighting revenues in Australia. On a pro forma basis, Government segment revenues decreased, as expected, by 4.3% compared to the prior year level of $58.4 million.

Commercial segment revenues in the first quarter decreased by 5.5% to $18.3 million as compared to $19.3 million in the prior year’s period. The slight year-over-year decrease was primarily due to lower timber harvesting revenues primarily in Malaysia coupled with lower North American infrastructure construction primarily due to weather, partially offset by increases in South American infrastructure construction and higher revenues in MRO as compared to the prior year period.

The Company reported a first quarter 2014 operating loss of $2.8 million as compared to the prior year loss of $0.3 million; the Company’s adjusted operating loss, which excludes acquisition, integration and related expenses, was $2.0 million, as compared to adjusted operating income of $1.9 million in the prior year period. On a pro forma basis, the Company’s first quarter adjusted operating loss was $2.0 million as compared to operating income of $6.9 million in the prior year.

Other expense in the first quarter of 2014 was $9.3 million as compared to $1.8 million of expense in the prior year first quarter. The primary driver was an increase in net interest expense related to the financing of the Company’s acquisitions since the prior year period.

The Company’s reported net loss in the first quarter of 2014 was $7.6 million, or $0.55 per diluted share, as compared to a net loss of $1.2 million, or $0.13 per diluted share in the prior year first quarter. The Company’s adjusted net loss in the first quarter of 2014 was $7.1 million, or $0.52 per diluted share, as presented in the table below.

First quarter adjusted EBITDA, as presented in the table below, decreased 17.2% to $5.8 million as compared to $7.0 million in the prior year period; prior year first quarter pro forma adjusted EBITDA was $17.2 million.

Adjusted EBITDAR was $10.7 million in the first quarter of 2014 as compared to $7.0 million in the prior year’s first quarter; prior year pro forma first quarter adjusted EBITDAR was $25.4 million.

As of March 31, 2014, the Company had $83.6 million drawn on its revolving credit facility (excluding letters of credit) and $3.2 million in cash on its balance sheet.

Reiteration of 2014 Guidance

The full year guidance described below is operational and adjusted to exclude any acquisition or integration related expenses, including those incurred in the first quarter.

For the full year ended December 31, 2014, the Company continues to anticipate revenues in the range of $385 to $405 million, adjusted EBITDA in the range of $100 to $110 million, adjusted EBITDAR in the range of $120 to $130 million, and earnings per share of $0.95 to $1.35, based on fully diluted shares outstanding of 13.8 million.

Mr. Rieder concluded, “Our customers continue to respond favorably to our ability to offer a comprehensive platform of heavy, medium and light lift aircraft. We are continuing to expand our business in South America and look forward to being able to announce other new contracts in the months to come as we continue to shift business out of softening markets to take advantage of growth opportunities in others. Our expanding global presence drives diversification in customers, end markets and will ultimately drive value for our customers, partners, and shareholders.”

About Erickson Incorporated

Erickson Incorporated is a leading global provider of aviation services to a worldwide mix of commercial and government customers. The Company currently operates a diverse fleet of 91 rotary-wing and fixed wing aircraft, including a fleet of 20 heavy-lift S-64 Aircranes. This fleet supports a wide variety of government and commercial customers, across a broad range of aerial services, including critical supply and logistics for deployed military forces, humanitarian relief, fire-fighting, timber harvesting, infrastructure construction, and transportation and other government related activities. The Company also maintains a vertical manufacturing capability for the S-64 Aircrane, related components, and other aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson is headquartered in Portland, Oregon and maintains facilities and operations in North America, South America, the Middle East, Africa and Asia-Pacific. For more information, please visit http://www.ericksonaviation.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include: that we do not realize the benefits from the recently completed the acquisitions of both Evergreen Helicopters and Air Amazonia and we may not realize the benefits of these acquisitions on a timely basis or at all; our ability to integrate these businesses successfully or in a timely and cost-efficient manner; our ability to successfully expand these businesses, enter new markets and manage international expansion; that we do not have extensive operating history in the aerial services segments, in the geographic areas, or with the types of aircraft historically operated by Evergreen Helicopters and Air Amazonia; that the anticipated reduction in troops in Afghanistan in the near-term may adversely affect us; that we operate in certain dangerous and war-affected areas, which may result in hazards to our fleet and personnel; the hazards associated with our helicopter operations, which involve significant risks and which may result in hazards that may not be covered by our insurance or may increase the cost of our insurance; our safety record; our substantial indebtedness; that we and our subsidiaries may still incur significant additional indebtedness; our failure to obtain any required financing on favorable terms; compliance with debt obligations, which could adversely affect our financial condition and impair our ability to grow and operate our business; cancellations, reductions or delays in customer orders; our ability to collect on customer receivables; weather and seasonal fluctuations that impact aerial services activities; competition; reliance on a small number of large customers; the impact of short-term contracts; the availability and size of our fleet; the impact of government spending; the impact of product liability and product warranties; the ability to attract and retain qualified personnel; the impact of environmental and other regulations, including FAA regulations and similar international regulations; our ability to accurately forecast financial guidance; our ability to convert backlog into revenues and appropriately plan expenses; worldwide economic conditions (including conditions in Greece, Italy and the other geographic areas in which we operate); our reliance on a small number of manufacturers; the necessity to provide components or services to owners and operators of aircraft; our ability to effectively manage our growth; our ability to keep pace with changes in technology; our ability to adequately protect our intellectual property; our ability to successfully enter new markets and manage international expansion; our ability to expand and market manufacturing and maintenance, repair and overhaul services; the potential unionization of our employees; the fluctuation in the price of fuel; the impact of changes in the value of foreign currencies; and the risks of doing business in developing countries and politically or economically volatile areas; as well as other risks and uncertainties more fully described under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, or Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, as well as the other reports we file with the SEC from time to time.

You should not place undue reliance on any forward-looking statements. Erickson assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

Conference Call

The Company will hold a conference call to discuss its earnings results for the first quarter ended March 31, 2014 on May 8, 2014 at 4:30 p.m. Eastern Time with prepared remarks by Udo Rieder, the Company’s President and Chief Executive Officer, and Eric Struik, the Company’s Chief Financial Officer, to be followed by a question and answer session for the investment community. A live webcast of the call can be accessed at investors.ericksonaviation.com. To access the call, dial toll-free 1-888-587-0615 or 1-719-325-2429 (international). The pass code is 6860776.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 6860776. The replay will be available beginning at 7:30 p.m. ET on May 8, 2014, and will last through 11:59 p.m. ET May 15, 2014.

This conference call will also be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://investors.ericksonaviation.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.

— FINANCIAL TABLES FOLLOW —

ERICKSON INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$3,210	$1,881
Restricted cash	2,543	2,883
Accounts receivable, net of allowances for doubtful accounts of $654 and $991 in 2014 and 2013, respectively	52,270	65,987
Prepaid expenses and other current assets	3,972	3,360
Income tax receivable	1,106	135
Deferred tax assets	3,605	3,715

Total current assets	66,706	77,961

Aircraft support parts, net	134,568	126,696
Aircraft, net	134,357	127,179
Property, plant and equipment, net	112,594	109,382
Goodwill	235,122	234,978
Other intangible assets, net	21,878	22,484
Other non-current assets	26,828	28,625

Total assets	$732,053	$727,305

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts Payable	$31,062	$29,035
Accrued and other current liabilities	39,516	41,233
Income tax payable	—	621

Total current liabilities	70,578	70,889

Long-term debt	16,198	16,160
Long-term revolving credit facilities	83,553	68,086
Long-term notes payable	355,000	355,000
Other long-term liabilities	2,113	1,819
Uncertain tax positions	5,669	5,669
Deferred tax liabilities	12,656	16,775

Total liabilities	545,767	534,398
Stockholders’ equity (deficit):
Common stock; $0.0001 par value; 110,000,000 shares authorized; 13,789,534 and 13,787,914 issued and outstanding at March 31, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	180,528	179,954
Retained earnings (accumulated deficit)	4,510	12,104
Accumulated other comprehensive income (loss), net of tax	288	(42)

Total stockholders’ equity (deficit) attributable to Erickson Incorporated	185,327	192,017

Noncontrolling interest	959	890

Total stockholders’ equity (deficit)	186,286	192,907

Total liabilities and stockholders’ equity	$732,053	$727,305

ERICKSON INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(Unaudited)

	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
Net revenues:	$74,184	$36,940
Cost of revenues	65,904	27,666

Gross profit	8,280	9,274

Operating expenses:
General and administrative	6,797	6,311
Research and development	1,318	913
Selling and marketing	2,988	2,390

Total operating expenses	11,103	9,614

Operating income (loss)	(2,823)	(340)
Other income (expense):
Interest income (expense), net	(8,753)	(1,357)
Interest income (expense) related to tax contingencies	—	—
Amortization of debt issuance costs	(621)	(322)
Unrealized foreign exchange gain (loss)	217	206
Realized foreign exchange gain (loss)	(57)	(37)
Gain (loss) on disposal of equipment	130	—
Other income (expense), net	(188)	(281)

Total other income (expense)	(9,272)	(1,791)

Net income (loss) before income taxes and noncontrolling interest	(12,095)	(2,131)
Income tax expense (benefit)	(4,570)	(1,136)

Net (income) loss	(7,525)	(995)
Less: Net income (loss) related to noncontrolling interest	(69)	(221)

Net income (loss) attributable to Erickson Incorporated and common stockholders	$(7,594)	$(1,216)

Net income (loss)	$(7,525)	$(995)
Other comprehensive income (loss):
Foreign currency translation adjustment	330	(129)

Comprehensive income (loss)	(7,195)	(1,124)
Comprehensive (income) loss attributable to noncontrolling interest	(69)	(180)

Comprehensive income (loss) attributable to Erickson Incorporated	$(7,264)	$(1,304)

Net income (loss) per share attributable to common stockholders
Basic	$(0.55)	$(0.13)

Diluted	$(0.55)	$(0.13)

Weighted average shares outstanding
Basic	13,789,426	9,727,127

Diluted	13,789,426	9,727,127

ERICKSON INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
Cash flows from operating activities:
Net income (loss)	$(7,525)	$(995)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,953	5,400
Deferred income taxes	(3,984)	(1,533)
Non-cash interest expense on debt	37	657
Stock-based compensation	160	180
Amortization of debt issuance costs	621	322
Gain on sale of equipment	(130)	—
Changes in operating assets and liabilities:
Accounts receivable	13,876	(6,252)
Prepaid expenses and other current assets	(599)	(1,669)
Income tax receivable, net	158	527
Aircraft support parts, net	(7,864)	(7,282)
Other non-current assets	1,545	—
Accounts payable	1,995	(316)
Accrued and other current liabilities	(4,043)	4,673
Other long-term liabilities	294	—

Net cash provided by (used in) operating activities	2,494	(6,288)

Cash flows from investing activities:
Purchases of aircraft and property, plant and equipment	(17,483)	(2,924)
Restricted cash	200	(50)
Decrease (increase) in other assets	—	(35)

Net cash provided by (used in) investing activities	(17,283)	(3,009)

Cash flows from financing activities:
Proceeds from shareholders, net	414	—
Repayments of credit facilities	(24,400)	(59,270)
Borrowings from credit facilities	39,867	68,590
Debt issuance costs	(230)	(199)

Net cash provided by (used in) financing activities	15,651	9,121

Effect of foreign currency exchange rates on cash and cash equivalents	467	31

Net increase (decrease) in cash and cash equivalents	1,329	(145)
Cash and cash equivalents at beginning of period	1,881	1,468

Cash and cash equivalents at end of period	$3,210	$1,323

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$1,269	$758
Cash paid (received) during the period for income taxes, net	$486	$(105)

The following tables provide additional detail on the revenues and revenue flight hours for the components of the two reportable segments:

(Dollars in thousands)	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
Government revenues:
Firefighting	$12,882	$14,555
Defense and security	41,067	—
Transport and other government-related services	1,968	3,052

Total Government revenues	$55,917	$17,607

(Dollars in thousands)	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
Commercial revenues:
Timber harvesting	$4,530	$6,224
Infrastructure construction	10,992	11,464
Manufacturing / MRO	2,745	1,645

Total Commercial revenues	$18,267	$19,333

	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
Government revenue flight hours:
Firefighting	447	478
Defense and security	3,787	—
Transport and other government-related services	83	23

Total Government flight hours	4,317	501

	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
Commercial revenue flight hours:
Timber harvesting	690	856
Infrastructure construction	668	802

Transport Commercial flight hours	1,358	1,658

Use of Non-GAAP Financial Measures

The Company uses adjusted EBITDA (“Adjusted EBITDA”) in managing our business. We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA means, with respect to any fiscal period, our EBITDA, adjusted for, without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period: (i) extraordinary gains, (ii) non-cash items increasing consolidated net earnings for such period, excluding any items representing the impact of purchase accounting or the reversal of any accrual of, or cash reserve for, anticipated changes in any period, (iii) non-cash extraordinary losses, (iv) any other non-cash charges reducing consolidated net earnings for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash expense that was paid in a prior period, (v) to the extent not capitalized, (A) non-recurring expenses, fees, costs and charges incurred and funded prior to, on or within 9 months after the closing date in connection with the ABL Revolver and the Evergreen Helicopters acquisition; and (B) expenses incurred and funded prior to, on, or within 2 years of the closing date in connection with the termination of the lease for the location that is the chief executive office of Evergreen Helicopters as of the closing date; and (vi) transaction related expenditures incurred and funded prior to, on or within 9 months of the date of consummation of (A) the Air Amazonia acquisition, (B) any permitted acquisition under the ABL Revolver, or (C) any investment that is permitted pursuant to the ABL Revolver, in the case of each of (A), (B), and (C), that arise out of cash charges related to deferred stock compensation, management bonuses, strategic market reviews, restructuring, retention bonuses, consolidation, severance or discontinuance of any portion of operations, termination of the lease for the headquarters of Evergreen Helicopters, employees or management of the target of such permitted acquisition, accrued vacation payments and working notices payments and other non-cash accounting adjustments.

The Company also uses adjusted EBITDAR in managing our business. Adjusted EBITDAR is determined by adding aircraft lease expense to adjusted EBITDA. We present Adjusted EBITDAR because we believe this provides us with a more comparable measure for managing our business.

The Company also uses adjusted net income, adjusted operating income, and adjusted net income per share, in managing our business. We define adjusted operating income as operating income (loss) attributable to the Company, adjusted to exclude the effect of acquisition, integration and related expenses. We define adjusted net income as net income (loss) attributable to the Company, adjusted to exclude the effect of acquisition and integration related expenses and related tax effects. We define adjusted net income per share in the same manner, divided by the same number of shares of common stock used in calculating GAAP net income per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and should not be considered measures of the Company’s liquidity. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future.

The following tables reconcile the non-GAAP financial measures appearing in this press release to the most directly comparable GAAP measures:

(Dollars in thousands)	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
EBITDA, Adjusted EBITDA and Adjusted EBITDAR Reconciliation:
Net income (loss) attributable to Erickson Incorporated	$(7,594)	$(1,216)
Interest expense, net	8,753	1,357
Tax expense (benefit)	(4,570)	(1,136)
Depreciation and amortization	7,953	5,400
Amortization of debt issuance costs	621	322

EBITDA	$5,163	$4,727

Acquisition and integration related expenses	791	2,263
Non-cash unrealized mark-to-market foreign exchange (gains) losses	(217)	(206)
Non-cash charges from awards to employees of equity interests	160	180
Other non-cash (gains) losses	(130)	—

Adjusted EBITDA	$5,767	$6,964

Aircraft lease expenses	4,959	—

Adjusted EBITDAR	$10,726	$6,964

	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
Operating Income and Adjusted Operating Income Reconciliation
Operating income (loss)	$(2,823)	$(340)
Acquisition and integration related expenses	791	2,263

Adjusted operating income (loss)	(2,032)	1,923
Net Income and Adjusted Net Income Reconciliation
Net income (loss) attributable to Erickson Incorporated	$(7,594)	$(1,216)
Acquisition and integration related expenses	791	2,263
Tax effect of acquisition and integration related expenses (assumed 40% rate)	(316)	(905)

Net impact of acquisition and integration related costs on net income	475	1,358
Adjusted net income (loss) attributable to Erickson Incorporated	$(7,119)	$142
Net Income (Loss) Per Share Attributable To Common Stockholders and Adjusted Net Income (Loss) Per Share Attributable to Common Stockholders Reconciliation
Net income (loss) attributable to common stockholders	$(7,594)	$(1,216)
Adjusted net income (loss) attributable to Erickson Incorporated	$(7,119)	$142
Weighted average shares outstanding
Basic	13,789,426	9,727,127
Diluted	13,789,246	9,727,127
Adjusted net income (loss) per share attributable to common stockholders
Basic	$(0.52)	$0.01
Diluted	$(0.52)	$0.01